Exhibit 6
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                               September 14, 1995


Board of Directors
U.S. Intec, Inc.
1212 Brai Drive
Port Arthur, Texas  77643

Members of the Board:

           We understand that U.S. Intec, Inc. ("U.S. Intec") and G-I Holdings Inc. ("G-I") intend to enter into an Agreement and Plan of Merger, generally in the form of the draft dated September 14, 1995 provided to us (the "Agreement"), which provides for, among other things, the merger (the "Merger") of U.S. Intec with and into USI Acquisition Company Inc., a Texas corporation ("Sub") and a direct wholly-owned subsidiary of G-I, formed to acquire all of the issued and outstanding common stock of U.S. Intec., par value $.02 per share (the "Common Stock"). Pursuant to the Agreement, G-I shall cause Sub to commence an offer to purchase the Common Stock at a price of $9.05 per share net to the seller in cash (the "Offer Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

           You have asked for our opinion as to whether the Offer Consideration is fair from a financial point of view to the common shareholders of U.S. Intec.

          For the purposes of the opinion set forth herein, we have:

          i) reviewed the Forms 10-K of U.S. Intec for the years ended December 31, 1989 through 1994 and the audited financial statements contained therein;

          ii) reviewed the Form 10-Q of U.S. Intec and the unaudited financial statements contained therein for the first six months ended June 30, 1995 and reviewed certain other publicly available information;

          iii)   analyzed certain internal financial  information,
                 including  financial  projections  and  certain  reports  on
                 sales,   profitability,   and  working   capital   positions
                 concerning U.S. Intec prepared by its management;

          iv) discussed the past and current operations, the financial condition and the prospects of U.S. Intec with its senior executives;

          v) reviewed the reported prices and trading activity for the Common Stock, as well as the process and trading activity for certain other comparable building materials companies;

          vi) compared the financial performance and condition of U.S. Intec with that of certain other comparable publicly traded building materials companies;

          vii) reviewed the financial terms, to the extent publicly available, of certain comparable building materials company merger transactions;

          viii)  reviewed the Agreement; and
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Board of Directors
September 14, 1995
Page 2



          ix) performed such other analyses as we have deemed appropriate.

           We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for purposes of this opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of U.S. Intec and have not made or obtained any independent evaluations or appraisals of the assets or liabilities of U.S. Intec. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of U.S. Intec's management as to the future financial performance of U.S. Intec. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

           We have acted as financial advisor to the Board of Directors of U.S. Intec in connection with this Merger and will receive a fee and reimbursement of expenses in connection with the issuance of this fairness opinion and in connection with our role as financial advisor to U.S. Intec. As you are aware, First Southwest Company and certain of its officers and employees currently own in the aggregate 248,790 shares of Common Stock.

           First Southwest Company is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate tax, corporate and other purposes.

           The opinion set forth in this letter is solely for the benefit of the Board of Directors and may not be relied upon in any manner whatsoever by any other person or for any other purpose without our prior written consent.

           Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Offer Consideration is fair from a financial point of view to the common shareholders of U.S. Intec.

                                    Very truly yours,

                                    FIRST SOUTHWEST COMPANY



                                    By: /s/ Thomas Delano Williams
                                        ------------------------------
                                        Thomas Delano Williams
                                        Managing Director and General Counsel